As filed with the Securities and Exchange Commission on May 16, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Anixter International Inc.
(Exact name of Registrant as specified in its charter)

Delaware	94-1658138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
John A. Dul Vice President, General Counsel and Secretary
2301 Patriot Boulevard Glenview, Illinois 60026-8020 (224) 521-8000	2301 Patriot Boulevard Glenview, Illinois 60026-8020 (224) 521-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David McCarthy
Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
Title of Class of	Amount to be	Proposed Maximum	Aggregate	Registration
Securities to be Registered	Registered	Price Per Unit	Offering Price(1)	Fee
1% Senior Convertible Notes due 2013	$300,000,000	100%	$300,000,000	$9,210
Common Stock, par value $1 per share(2)

(1)	Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Each $1,000 principal amount of a note may be converted into 15.753 shares of common stock, subject to adjustments. The registrant is registering 4,725,900 shares of common stock. Pursuant to Rule 416 under the Securities Act, the registrant is also registering an indeterminate number of shares as may become issuable upon conversion by reason of adjustments in the conversion price. No additional registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

$300,000,000

Anixter International Inc.

1% Senior Convertible Notes due 2013
and
Common Stock Issuable Upon
Conversion of 1% Senior Convertible Notes due 2013

We issued the notes in a private placement in February 2007 at an issue price of $1,000 per note. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. The notes will bear interest at a rate of 1% per year. We will pay interest on the notes on February 15 and August 15 or each year, beginning August 15, 2007. The notes will mature February 15, 2013.

The notes will be convertible into cash and, if applicable, shares of our common stock, based on an initial conversion rate of 15.753 shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $63.48 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if specified distributions to holders of our common stock occur, (3) if a fundamental change occurs or (4) during the period from, and including, January 15, 2013 to, but excluding, the maturity date. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes converted, a holder will receive an amount in cash equal to the lesser of $1,000 or the conversion value, determined in the manner set forth in this prospectus, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to such excess amount. If a holder elects to convert its notes in connection with certain fundamental changes, we will pay, to the extent described in this prospectus, a make whole premium by increasing the conversion rate applicable to such notes.

If we experience a fundamental change, holders may require us to purchase for cash all or a portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

The last reported sales price of our common stock on the New York Stock Exchange on May 15, 2007 was $70.38 per share. Our common stock is traded on the New York Stock Exchange under the symbol “AXE.”

The selling securityholders may sell the notes and the common stock into which the notes are convertible either directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions.

Investing in the notes or the common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2007.

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus in considering your investment in the notes. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and incorporated documents is accurate only as of their respective dates and that the information and our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD LOOKING STATEMENTS

This prospectus may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forwarding-looking terminology such as “believes”, “expects”, “projects”, “estimated”, “should”, “may” or the negative thereof or other variations thereon or comparable terminology indicating our expectations or beliefs concerning future events. We caution that such statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, a number of which are identified in the prospectus. Other factors could also cause actual results to differ materially from expected results included in these statements. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. See “Risk Factors” contained in this prospectus and in our incorporated documents.

We undertake no obligation to update these forward-looking statements as a result of any events or circumstances after the date made or to reflect the occurrence of unanticipated events.

i

SUMMARY

Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision. Except as otherwise stated, when used in this prospectus, the terms “Anixter,” “Anixter International,” “we,” “our” and “us” refer to Anixter International Inc. and its subsidiaries.

Anixter International

We are a leader in the provision of advanced inventory management services, including procurement, just-in-time delivery, quality assurance testing, advisory engineering services, component kit production, small component assembly and e-commerce and electronic data interchange to a broad spectrum of customers. Our comprehensive supply chain management solutions are designed to reduce customer procurement, deployment and management costs and enhance overall production efficiencies. Inventory management services are frequently provided under customer contracts for periods in excess of one year and include the interfacing of Anixter International and customer information systems and the maintenance of dedicated distribution facilities.

Through a combination of our service capabilities and a portfolio of products from industry leading manufacturers, we are the leading global distributor of data, voice, video and security network communication products and the largest North American distributor of specialty wire and cable products. In addition, we are a leading distributor of “C” Class inventory components which are incorporated into a wide variety of end use applications and include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar small parts, many of which are specialized or highly engineered for particular applications.

Our principal executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026. Our telephone number at those offices is (224) 521-8000.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Notes.”

Notes Offered	$300,000,000 aggregate principal amount of 1% Senior Convertible Notes due 2013.

Maturity Date	February 15, 2013.

Interest and Payment Dates	1% per year, payable semi-annually in arrears in cash on February 15 and August 15 of each year, beginning August 15, 2007.

Conversion Rights	Holders may convert their notes prior to the close of business on the business day before the maturity date based on the applicable conversion rate only under the following circumstances:

•     during any fiscal quarter beginning after March 30, 2007, and only during such fiscal quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price per share (which conversion price per share is equal to $1,000 divided by the then applicable conversion rate);

•     during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of notes for each trading day of that period was less than 98% of the product of the closing price of our common stock for each trading day of that period and the then applicable conversion rate;

• if specified distributions to holders of our common stock are made;

• if a fundamental change occurs; or

• at any time beginning on January 15, 2013 and ending at the close of business on the business day immediately preceding the maturity date.

The initial conversion rate is 15.753 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $63.48 per share of common stock.

Upon conversion of each $1,000 principal amount of notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (1) $1,000 or (2) the conversion value, determined in the manner set forth in this prospectus, of a number of shares equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the value of such excess amount.

Make Whole Premium	If a holder elects to convert its notes in connection with certain transactions occurring on or before the maturity date that constitute a fundamental change, we will pay, as and to the extent described in this prospectus, a make whole premium on notes converted in connection with such transactions by increasing the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on the price of our common stock paid, or deemed paid, in the transaction and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of Notes — Determination of Make Whole Premium.”

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change	Upon specified fundamental change events, holders will have the option to require us to purchase for cash all or any portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Ranking	The notes are our unsecured senior obligations and rank equally in right of payment with all of our existing and future unsubordinated indebtedness.

We are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. Because claims by creditors of those subsidiaries would be senior to our equity interests in such subsidiaries, our indebtedness, including the notes, is structurally subordinated to the claims of such creditors. As of March 30, 2007 our consolidated subsidiaries had approximately $1.6 billion in total liabilities, including $512.5 million in debt.

The terms of the indenture under which the notes were issued do not limit our ability or the ability of our subsidiaries to incur additional debt.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes.

DTC Eligibility	The notes were issued in fully registered book-entry form and are represented by permanent global notes without coupons. The Global notes are deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global notes may not be exchanged for certificated notes, except in limited circumstances described in this prospectus. See “Description of Notes — Global Notes; Book-Entry Form.”

Form and Denomination	The notes have been issued in minimum denominations of $1,000 and in any integral multiple of $1,000.

Trading	The notes sold pursuant to this prospectus will not be listed on any securities exchange or quoted through any automated quotation system.

NYSE Trading Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “AXE.”

Material U.S. Federal Income Tax Considerations	See “Material U.S. Federal Income Tax Considerations” for a discussion of the tax considerations applicable to the purchase, ownership and conversion of the notes.

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Any investment in our notes or our common stock involves a high degree of risk. You should carefully consider all of the information contained and incorporated by reference in this prospectus, including the risks described below and contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, before deciding whether to purchase our notes or common stock. The risks and uncertainties described below and incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes and our common stock could decline, and you may lose all or part of your investment in the notes and our common stock. These risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Our holding company structure results in substantial structural subordination and may affect our ability to make payments on the notes.

The notes are obligations exclusively of Anixter International Inc. We are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us are subject to statutory or contractual restrictions. Certain debt agreements entered into by our subsidiaries, including the Anixter Inc. $350 million revolving credit agreement, contain various restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Furthermore, we have also guaranteed substantially all of the debt of our subsidiaries.

As of March 30, 2007 our consolidated subsidiaries had outstanding approximately $1.6 billion in total liabilities, including $512.5 million in debt, to which the notes would have been structurally subordinated as described above.

We sell, on an ongoing basis without recourse, substantially all our accounts receivable originating in the United States to a wholly owned bankruptcy remote subsidiary of ours. These accounts receivable are not assets of ours or of our subsidiaries and are not available to us or our subsidiaries to repay debt.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching specified thresholds or the occurrence of specified events, such as a fundamental change. If the closing price threshold for conversion of the notes as described under “Description of Notes — Conversion Rights — Conversion Based on Common Stock Price” is satisfied during a fiscal quarter, holders may convert the notes only during the subsequent fiscal quarter. If such closing price thresholds are not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would only be able to convert their notes during the one month period from and including January 15, 2013 to, but excluding, the maturity date on February 15, 2013.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with certain change in control transactions may not adequately compensate you for the lost option time value of your notes as a result of such change in control.

If you convert notes in connection with certain changes in control, we may be required to pay a make whole premium by increasing the conversion rate applicable to the notes. While the increase in the conversion rate is designed to compensate you for the lost option value of your notes as a result of these types of changes in control, such increase is only an approximation of such lost value and may not adequately compensate you for such loss.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

Under the terms of the notes, a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. As a result, we could enter into any such transactions without being required to make an offer to repurchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the notes. In addition, if such transaction is not considered a fundamental change under the terms of the notes, holders may not be able to convert their notes or be eligible to receive a make whole premium adjustment in connection with such conversion. Accordingly, our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may not have the ability to purchase notes when required under the terms of the notes.

Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of a fundamental change. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes.

Agreements relating to our indebtedness contain provisions that provide that a change in control constitutes an event of default or triggers a repurchase offer. We are subject to provisions in the indenture governing our outstanding zero coupon convertible senior notes that would require us to purchase those notes on a change in control. Anixter Inc. is subject to change of control provisions, with respect to both Anixter International and Anixter Inc., and fundamental change provisions, with respect to Anixter Inc., in its $350 million revolving credit agreement. If certain change of control events or fundamental changes occur, it would constitute an event of default under that agreement. The revolving credit agreement permits the payment of dividends by Anixter Inc. to Anixter International only if there is no default or event of default existing or pending under such agreement. If a fundamental change occurs, we could seek the consent of our lenders to purchase or redeem the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase or redeem the notes. Our failure to purchase tendered notes or to redeem the notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the notes.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. As described under “Description of Notes — Conversion Rights,” upon conversion of the notes, we will be required to pay to the holder of a note a cash payment equal to the lesser of the principal amount of the notes being converted or the conversion value of those notes. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the notes upon conversion.

If we do not have sufficient cash on hand at the time of conversion, we may have to raise funds through debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the terms of any current or future debt may prohibit us from making these cash payments or otherwise restrict our ability to make such payments. A failure to pay the required cash consideration upon conversion would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

You should consider the U.S. federal income tax consequences of owning the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”

In connection with any conversion rate adjustments, you may be deemed to receive a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, as amended, or the Code, adjustments, or failures to make adjustments, that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder, such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. See “Material U.S. Federal Income Tax Considerations.”

Our convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock.

In connection with the issuance of the notes, we have entered into convertible note hedge and warrant transactions with Merrill Lynch International, an affiliate of one of the initial purchasers, which we refer to as the counterparty. The convertible note hedge is comprised of a purchased call option that is expected to reduce our exposure to potential dilution upon the conversion of the notes. We have also entered into a warrant transaction with the counterparty pursuant to which we have sold to the counterparty a warrant for the purchase of shares of our common stock. The sold warrant has an exercise price that is 50% higher than the closing price of our common stock on the date the notes were originally priced. Together, the convertible note hedge and warrant transactions are expected to provide us with some protection against increases in our stock price over the conversion price per share. We used an aggregate of approximately $36.8 million of the net proceeds of the offering of the notes to fund the net cost of these hedging transactions. In connection with these transactions, the counterparty to these transactions:

•	entered into various over-the-counter derivative transactions or purchased our common stock in secondary market transactions at or about the time of the pricing of the notes; and

•	may enter into, or may unwind, various over-the-counter derivatives or purchase or sell our common stock in secondary market transactions following the pricing of the notes, including during any conversion reference period with respect to a conversion of notes.

These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock. In addition, any hedging transactions by the counterparty, including during any conversion reference period, may have an adverse impact on the trading price of our common stock. The counterparty is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments, including over-the-counter derivative instruments, that it may wish to use in connection with such hedging. In particular, such hedging modifications may occur during a conversion reference period, which may have a negative effect on the conversion value of those notes. In addition, we intend to exercise our purchased call option whenever notes are converted, although we are not required to do so. In order to unwind any hedge positions with respect to our exercise of the purchased call option, the counterparty would expect to sell shares of common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock during the conversion reference period for the converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon conversion of the notes.

An active trading market for the notes may not develop, and the absence of an active trading market and other factors may adversely impact the price of the notes.

The notes are a new issue of securities, and no active trading market might ever develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be adversely affected. Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, a downgrade of our credit ratings by any credit rating agencies could impact the price at which the notes trade. Our credit ratings have been and continue to be subject to regular review.

We have no plans to list the notes on a securities exchange. The notes are currently eligible for trading on the Nasdaq Global Market’s screen-based automated trading system, “Private Offerings, Resale and Trading through Automated Linkages,” known as PORTAL. Notes sold by means of this prospectus will no longer be eligible for PORTAL. We have been advised by the initial purchasers that they presently make a market in the notes. However, the initial purchasers are not obligated to do so. Any market-making activity may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as market maker for the notes, we cannot assure you that another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Our stock price has been and continues to be volatile.

The value of our securities may fluctuate as a result of various factors, such as:

•	announcements relating to significant corporate transactions;

•	fluctuations in our quarterly and annual financial results;

•	operating and stock price performance of companies that investors deem comparable to us;

•	changes in government regulation or proposals relating thereto;

•	general industry and economic conditions;

•	sales or the expectation of sales of a substantial number of shares of our common stock in the public market; and

•	general stock market fluctuations unrelated to our operating performance.

The concentration of ownership of our common stock by a small number of holders may result in additional volatility. As a result of such concentration, from time to time, the volume of our stock traded in relation to the number of outstanding shares has been low, which can magnify price changes.

In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock. Fluctuations in the price of our common stock will affect the trading value of the notes.

Future sales of shares of our common stock may depress its market price.

Sales of substantial numbers of additional shares of common stock, including shares of common stock underlying the notes and our other outstanding convertible instruments, as well as sales of shares that may be issued in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us.

Because of the net share settlement feature of the notes, it is not possible to determine precisely how many shares of common stock may be issued pursuant to the conversion of the notes, although the number of shares of common stock issuable pursuant to a conversion of $1,000 in principal amount of notes cannot exceed the conversion rate, which is 15.753 shares of common stock, subject to adjustment.

Failure to comply with covenants in our existing or future financing agreements could result in cross-defaults under some of our financing agreements, which cross-defaults could jeopardize our ability to satisfy our obligations under the notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may also amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of notes.

Our debt contains prepayment or acceleration rights at the election of the holders upon a covenant default or change of control. It is possible that we would be unable to fulfill all of these obligations and make payments on the notes simultaneously.

PURCHASE OF CONVERTIBLE NOTE HEDGE AND SALE OF WARRANT

Concurrently with the sale of the notes, we entered into a convertible note hedge transaction, comprised of a purchase call option, and a sold warrant transaction with Merrill Lynch International, an affiliate of one of the initial purchasers, which we refer to as the counterparty. The net cost to us of the transactions was $36.8 million.

The purchased call option covers approximately 4,725,900 shares of our common stock, subject to customary anti-dilution adjustments, which under most circumstances represents the maximum number of shares that underlie the notes. Concurrently with entering into the purchased call option, we have entered into a warrant transaction with the counterparty. Pursuant to the warrant transaction, we sold to the counterparty a warrant to purchase in the aggregate approximately 4,725,900 shares of our common stock, subject to customary anti-dilution adjustments. The warrant may not be exercised prior to the maturity of the notes.

The purchased call option and sold warrant are separate contracts entered into by us with the counterparty, are not part of the terms of the notes and will not affect the rights of holders under the notes. As a holder of the notes, you will not have any rights with respect to the purchased call option or the sold warrant. The purchased call option is expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock at the time of exercise is greater than approximately $63.48, which corresponds to the initial conversion price of the notes. The sold warrant has an exercise price that is 50% higher than the closing price of our common stock on the date of the notes were originally priced.

If the market value per share of our common stock at the time of conversion of any notes is above the strike price of the purchased call option, the purchased call option will, in most cases, entitle us to receive from the counterparty, in the aggregate the same number of shares of our common stock as we would be required to issue to the holder of the converted notes. Additionally, if the market price of our common stock at the time of exercise of the sold warrant exceeds the strike price of the sold warrant, we will owe the counterparty shares of our common stock. The purchased call option and sold warrant may be settled for cash at our election.

For a discussion of hedging arrangements by the counterparty in connection with the purchased call option and sold warrant, see “Risk Factors — Risks Related to the Notes — Our convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the notes or common stock by the selling securityholders. See “Selling Securityholders” for a list of those entities receiving proceeds from sales of notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following are ratios of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended					Fiscal Quarter
	Jan. 3	Jan. 2	Dec. 31	Dec. 30	Dec. 29	Ended March 30,
	2003	2004	2004	2005	2006	2007

Ratio of earnings to fixed charges*	2.93	3.13	4.97	4.70	6.44	6.14

*	Earnings represent income before taxes adjusted for minority interest in the fiscal year ended December 29, 2006 and equity investment income relating to Anixter Receivables Corporation prior to consolidation at the end of the third quarter of 2004, plus fixed charges. Fixed charges consist of (i) interest on all indebtedness (including capital leases) and amortization of debt discount and deferred financing fees, (ii) capitalized interest, (iii) interest factor attributable to rentals and (iv) interest on liabilities associated with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes.

DESCRIPTION OF NOTES

We issued the notes under the indenture between Anixter International Inc., as issuer, and The Bank of New York Trust Company, N.A., as trustee. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they, and not this “Description of Notes,” define your rights as a note holder. A copy of the indenture, including a form of the notes, were filed as exhibits to our Form 8-K filed on February 16, 2007. As used in this “Description of Notes,” the words “the company,” “we,” “us,” “our,” “Anixter International” or “Anixter” refer only to Anixter International Inc. and do not include any of our current or future subsidiaries. As used in this “Description of Notes,” all references to our common stock are to our common stock, par value $1.00 per share. See “Description of Capital Stock.”

General

The notes are limited to $300.0 million aggregate principal amount. The notes will mature on February 15, 2013. The notes may be issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose.

The notes bear cash interest at the rate of 1% per year. Interest on the notes accrues from the most recent date to which interest has been paid or provided for, or if no interest has been paid, the date the notes are originally issued. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2007, to holders of record at the close of business on the February 1 or the August 1 immediately preceding such interest payment date; provided, however, that accrued and unpaid interest payable upon a purchase by us upon a fundamental change will be paid to the person to whom principal is payable, unless the fundamental change purchase date is after a record date and on or prior to the related interest payment date, in which case accrued and unpaid interest to, but excluding, the fundamental change purchase date shall be paid on such interest payment date to the record holder as of the record date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if no interest has been paid, the date the notes are originally issued) through the day before the applicable interest payment date (or fundamental change purchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day, and no interest on such payment will accrue or be payable for the period from and after the date on which such payment is due to such next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any day other than a Saturday or a Sunday or any other day on which banking institutions in The City of New York are authorized or required by law to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us upon the occurrence of a fundamental change. We may not reissue a note that has matured or been converted, has been purchased by us or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Holders may, at their option, require us to purchase the notes for cash if we experience a fundamental change, as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Holders may convert their notes prior to the close of business on the business day preceding the maturity date of the notes based on an initial conversion rate of 15.753 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $63.48 per share, only if the conditions for conversion described under “— Conversion Rights” are satisfied. Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or conversion of notes. However, we may require the holder to pay any transfer tax or similar governmental charge payable as a result of any transfer or exchange to a person other than the holder.

Contemporaneously with the offering of the notes, we entered into separate convertible note hedge and warrant transactions. See “Purchase of Convertible Note Hedge and Sale of Warrant.”

Ranking

The notes are our unsecured senior obligations and rank equally in right of payment with all of our existing and future unsubordinated indebtedness. We are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. Because claims by creditors of those subsidiaries would be senior to our equity interests in such subsidiaries, our indebtedness, including the notes, is structurally subordinated to the claims of such creditors. As of December 29, 2006, our consolidated subsidiaries had outstanding approximately $1.6 billion in total liabilities, including $512.5 million in debt.

The indenture does not limit the amount of additional indebtedness which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay compensation to the trustee as agreed in writing and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Conversion Rights

General

Holders may convert their notes prior to the close of business on the business day preceding the stated maturity of the notes based on an initial conversion rate of 15.753 shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $63.48 per share, only if the conditions for conversion described below are satisfied. The conversion rate per $1,000 principal amount of notes in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and will be subject to adjustment as described below. The “applicable conversion price” per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate, rounded to the nearest cent. A note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the 20 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect events occurring during the conversion reference period that would result in a conversion rate adjustment, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” means the average of the daily conversion values, as defined below, for each of the 20 consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price (as defined below) per share of our common stock on such trading day.

The “conversion reference period” means:

•	for notes that are converted during the one month period prior to the maturity date of the notes, the 20 consecutive trading days preceding and ending on the maturity date, subject to any extension due to a market disruption event; and

•	in all other instances, the 20 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day during the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day × applicable conversion rate) − $1,000 volume weighted average price per share for such trading day × 20

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page AXE <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if our common stock is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which our common stock is listed is open for trading, or, if the common stock is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (referred to as the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of the daily share amount for each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock on such trading day. The number of shares deliverable in respect of the daily share amount for each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the consecutive trading days of the conversion reference period, rounding to the nearest whole cent.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the last trading day of the applicable conversion reference period, but in no event later than three business days after the last trading day of such conversion reference period.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. If we do not have sufficient cash on hand at the time of conversion, we may have to raise funds through debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions and other factors, some of which are beyond our control. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the covenants governing our future indebtedness may prohibit us from making these cash payments upon conversion of the notes or otherwise restrict our ability to make such payments. If the covenants governing our existing or future indebtedness do not permit us to pay the cash portion of the conversion consideration, we could seek consent from such lenders to make the payment or attempt to refinance such indebtedness. If we were unable to obtain a consent or refinance the debt, we would be prohibited from paying the cash portion of the conversion consideration, in which case an event of default would occur under the indenture governing the notes. For more details, see “Risk Factors — Risks Related to the Notes — We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the notes.”

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the maturity date.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion on any business day in any fiscal quarter commencing at any time after March 30, 2007, and only during such fiscal quarter, if, as of the last day of the immediately preceding fiscal quarter, the closing price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of such preceding fiscal quarter was more than 130% of the applicable conversion price per share of common stock on the last day of such preceding fiscal quarter, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange, or, if our common stock is not listed on the New York Stock Exchange, as reported by the principal national securities exchange on which our common stock is listed, or otherwise as provided in the indenture.

The conversion trigger price immediately following issuance of the notes is $82.52, which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate as described under “— Conversion Rate Adjustments” below.

We will determine at the beginning of each fiscal quarter commencing at any time after March 30, 2007 whether the notes are convertible as a result of the price of our common stock and notify the trustee.

Conversion Based on Trading Price of Notes

Holders may also surrender notes for conversion on any business day during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that period was less than 98% of the product of the closing price of our common stock on such day and the then applicable conversion rate (referred to as the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select, which may include the initial purchasers; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing price of our common stock and the then applicable conversion rate.

Conversion Upon Certain Distributions

If we elect to:

•	distribute to all holders of our common stock any rights entitling them to purchase, for a period expiring within 45 days of distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock our assets, cash, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, we will notify the holders of notes at least 35 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the above specified distributions if the holder will otherwise participate in such distribution on an as converted basis. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Conversion Upon a Fundamental Change

We will notify the holders of notes and the trustee at least 15 days prior to the anticipated effective date of any fundamental change, as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Holders may surrender notes for conversion at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date.

Upon the occurrence of a fundamental change, holders will be able to require us to purchase all or a portion of their notes as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” In addition, if the fundamental change results from a transaction described in clause (1), (2) or (4) of the definition of “change of control” (giving effect to the last paragraph of such definition), we will adjust the conversion rate for the notes tendered for conversion in connection with the fundamental change transaction, as described under “— Determination of Make Whole Premium.”

Conversion at Maturity

Holders may surrender notes for conversion at any time beginning on January 15, 2013 and ending at close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which a holder is not entitled; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will receive the payment described under “— Conversion Rights” above. On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by the consideration paid upon conversion. Delivery to the holder of the cash consideration and any remaining shares (or any cash in lieu thereof) upon conversion of such holder’s notes as described above under “— Conversion Rights,” together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

The conversion rate will not be adjusted for accrued and unpaid interest. For a discussion of the material U.S. federal income tax considerations with respect to a holder that receives cash consideration and any remaining shares (and any cash in lieu thereof), upon surrendering notes for conversion, see “Material U.S. Federal Income Tax Considerations.”

Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release or otherwise publicly disclose this information and use our reasonable efforts to post such information on our website.

Conversion Rate Adjustments

The conversion rate shall be adjusted from time to time as follows:

(i) If we issue common stock as a dividend or distribution on our common stock to all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × OS1/OS0

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate in effect taking such event into account

OS0 = the number of shares of our common stock outstanding immediately prior to such event

OS1 = the number of shares of our common stock outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If we issue to all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or if we issue to all holders of our common stock securities convertible into our common stock for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share of common stock or a conversion price per share of common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (OS0+X)/(OS0+Y)

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate taking such event into account

OS0 = the number of shares of our common stock outstanding immediately prior to such event

X =	the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y =	the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our common stock at less than the applicable closing price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration we receive for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. Any adjustment made pursuant to this clause (ii) shall become effective on the date that is immediately after the date fixed for the determination of shareholders entitled to receive such rights, warrants, options, other securities or convertible securities. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(iii) If we distribute capital stock, evidences of indebtedness or other assets or property of ours to all holders of our common stock, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash, and

(C) Spin-Offs described below in this paragraph (iii),

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × SP0/(SP0-FMV)

where

 CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

 CR1 = the new conversion rate taking such event into account

SP0 =	the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined in good faith by our board of directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to this paragraph shall be made successively whenever any such distribution is made and shall become effective on the ex-dividend date for such distribution.

If we distribute to all holders of our common stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours (a “Spin-Off”), the conversion rate in effect immediately before the close of business on the date fixed for determination of holders of our common stock entitled to receive such distribution will be adjusted based on the following formula

CR1 = CR0 × (FMV0+MP0)/MP0

where

  CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

  CR1 = the new conversion rate taking such event into account

FMV0 =	the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off

MP0 =	the average of the closing prices of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off.

An adjustment to the conversion rate made pursuant to this paragraph will occur on the 10th trading day from and including the effective date of the Spin-Off.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If we pay or make any dividend or distribution consisting exclusively of cash to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × SP0/(SP0-C)

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate taking such event into account

SP0 =	the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution

   C = the amount in cash per share that we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this paragraph (iv) shall become effective on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(v) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1))/(SP1 × OS0)

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate taking such event into account

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for our common stock purchased in such tender or exchange offer

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1 =	the average of the closing prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made. Any adjustment to the conversion rate made pursuant to this paragraph (v) shall become effective on the date immediately following the determination of the average of the closing prices of our common stock for purposes of SP1 above. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Notwithstanding the foregoing paragraphs (i) through (v) above, the conversion rate shall not exceed 28 shares per $1,000 principal amount of notes, subject to adjustment in the manner set forth in paragraphs (i) through (iii) above.

If we have in effect a rights plan while any notes remain outstanding, holders of notes will receive, upon a conversion of notes in respect of which we are required to deliver shares of common stock, in addition to such common stock, rights under our shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in our rights plan have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of notes would not be entitled to receive any rights in respect of our common stock, if any, that we are required to deliver upon conversion of notes, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

In addition to the adjustments pursuant to paragraphs (i) through (v) above, we may increase the conversion rate in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if we have determined that such increase would be in our best interests. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect in accordance with applicable law.

We will not make any adjustment to the conversion rate if holders of the notes are permitted to participate, on an as-converted basis, in the transactions described above.

The applicable conversion rate will not be adjusted upon certain events, including but not limited to:

•	the issuance of any of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock,

No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion on or after January 15, 2013.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the beneficial owners. See “Material U.S. Federal Income Tax Considerations.”

Business Combinations

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries; or

•	any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, then from and after the effective date of such business combination, the settlement of the conversion value will be based on, and each remaining share, if any, deliverable in respect of any such settlement will consist of, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which holders of our common stock are entitled to receive in respect of each share of common stock upon such business combination. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earlier of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by issuing a press release, or providing other notice deemed appropriate by us, and by providing a copy of such notice to the trustee. In the event the effective date is delayed more than ten days beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination.

Determination of Make Whole Premium

If a fundamental change occurs prior to the maturity date as a result of a transaction described in clauses (1), (2) or (4) of the definition of change of control (as set forth under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”, and giving effect to the last paragraph of such definition) and a holder elects to convert its notes in connection with such transaction, we will pay a make whole premium by increasing the applicable conversion rate for the notes surrendered for conversion if and as required below. A conversion of notes will be deemed for these purposes to be “in connection with” such a transaction if the notice of conversion is received by the conversion agent from and including the effective date of such transaction and prior to the close of business on the business day prior to the fundamental change purchase date of such transaction as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of notes upon conversion.

Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”)

and the price (the “stock price”) paid, or deemed paid, per share of our common stock in such transaction, subject to adjustment as described below. If the holders of our common stock receive only cash in the fundamental change transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing prices of our common stock for each of the ten consecutive trading days prior to but excluding the effective date.

The following table sets forth the amount, if any, by which the applicable conversion rate will increase for each stock price and effective date set forth below:

Make Whole Premium (Increase in Applicable Conversion Rate)

Stock Price on Effective Date	02/16/07*	02/15/08	02/15/09	02/15/10	02/15/11	02/15/12	02/15/13

$55.20	2.3629	2.3629	2.3629	2.3629	2.3629	2.3629	2.3629
$60.00	1.9010	1.9141	1.9076	1.8676	1.7714	1.5595	0.9137
$65.00	1.5350	1.5209	1.4841	1.4067	1.2674	0.9944	0.0000
$70.00	1.2542	1.2227	1.1681	1.0727	0.9149	0.6312	0.0000
$75.00	1.0360	0.9950	0.9309	0.8275	0.6684	0.4036	0.0000
$80.00	0.8641	0.8182	0.7505	0.6476	0.4955	0.2635	0.0000
$85.00	0.7273	0.6797	0.6114	0.5132	0.3737	0.1777	0.0000
$90.00	0.6176	0.5698	0.5041	0.4121	0.2873	0.1250	0.0000
$95.00	0.5279	0.4821	0.4197	0.3354	0.2251	0.0918	0.0000
$100.00	0.4545	0.4105	0.3530	0.2763	0.1798	0.0730	0.0000
$105.00	0.3933	0.3522	0.2991	0.2303	0.1459	0.0608	0.0000
$110.00	0.3420	0.3040	0.2554	0.1939	0.1218	0.0524	0.0000

*	The original issue date of the notes.

The actual stock price and effective date may not be set forth in the table above, in which case:

•	If the actual stock price on the effective date is between two stock price amounts in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

•	If the actual stock price on the effective date exceeds $110.00 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made; and

•	If the actual stock price on the effective date is less than $55.20 per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Rights — Conversion Rate Adjustments” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Rate Adjustments.”

Notwithstanding the foregoing, the conversion rate shall not exceed 28 shares per $1,000 principal amount of notes, subject to adjustment in the manner set forth in clauses (i) through (iii) above under “— Conversion Rights — Conversion Rate Adjustments” above.

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change

In the event of a fundamental change, as defined below, each holder of notes will have the right to require us to purchase for cash all of such holder’s notes, or any portion thereof in integral multiples of $1,000, on the date, which we refer to as the “fundamental change purchase date,” that is not less than 30 days and not more than 45 days after the effective date of the fundamental change, at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date and on or prior to the related interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant regular record date.

No less than 10 business days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the fundamental change and of the resulting purchase right (an “issuer fundamental change notice”). Such issuer fundamental change notice will state, among other things, the fundamental change purchase date. We must also deliver a copy of the issuer fundamental change notice to the trustee and the paying agent.

In order to exercise the purchase right upon a fundamental change, a holder must deliver by the close of business on the business day prior to the fundamental change purchase date a “fundamental change purchase notice” stating, among other things:

•	if the notes are in certificated form, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of notes delivers a fundamental change purchase notice, it may not thereafter surrender those notes for conversion unless the fundamental change purchase notice is withdrawn. The notice of withdrawal shall state:

•	the principal amount being withdrawn, which must be $1,000 or an integral multiple of $1,000;

•	if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remains subject to the fundamental change purchase notice.

If the notes are not in certificated form, a withdrawal notice must comply with appropriate DTC procedures.

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered by a holder and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsement, to the paying agent at any time after delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note, together with necessary endorsements.

If the paying agent holds funds sufficient to pay the fundamental change purchase price of the note on the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, whether or not the note is delivered to the paying agent:

•	such note will cease to be outstanding;

•	interest on such note will cease to accrue; and

•	all rights of the holder of such note will terminate except the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” means the occurrence of a change of control or a termination of trading, each as defined below.

A “change of control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of voting stock representing 50% or more of the total voting power of all outstanding voting stock of the company; or

(2) the company consolidates with, or merges with or into, another person or the company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding voting stock of the company, “beneficially own or owns” (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or

(3) during any consecutive two-year period, the continuing directors cease for any reason to constitute a majority of the board of directors of the company; or

(4) the adoption of a plan of liquidation or dissolution of the company.

For purposes of this definition, “continuing directors” means, as of any date of determination, any member of the board of directors of the company who was (a) a member of such board of directors on the date of the indenture or (b) nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock and any associated rights listed on a United States national securities exchange or quoted on a national automated dealer quotation system, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is not listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States or ceases to be so traded or quoted in contemplation of a delisting or withdrawal of approval.

Clause (2) of the definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.

In some circumstances, the fundamental change repurchase feature of the notes may make it more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is the result of negotiations between us and the initial purchasers.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may materially adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the notes that might be delivered by holders of notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to repurchase the notes when required would result in an event of default under the indenture. Any such default may, in turn, cause a default under other indebtedness. See “Risk Factors — Risks Related to the Notes — We may not have the ability to purchase notes when required under the terms of the notes.”

Events of Default and Acceleration

The following will be events of default under the indenture:

•	default in the payment of any principal amount or fundamental change purchase price due and payable on the notes, whether at the maturity date, upon purchase, acceleration or otherwise;

•	default in the payment of any interest (including additional interest) under the notes, which default continues for 30 days;

•	default in the delivery when due of all cash and any shares of common stock deliverable upon conversion with respect to the notes, which default continues for 15 days;

•	failure to provide an issuer fundamental change notice within the time required to provide such notice;

•	failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of Anixter International for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $25 million and such acceleration has not been rescinded or annulled or such other indebtedness has not been repaid within a period of 30 days after written notice to us by the trustee or us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would not be deemed to have occurred; and

•	certain events of bankruptcy or insolvency affecting us or Anixter Inc.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to us or Anixter Inc., the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable. Any declaration with respect to the notes may be rescinded or annulled by the holders of a majority in aggregate principal amount of the outstanding notes if all defaults and events of default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture, and certain other conditions specified in the indenture are satisfied.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 60th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 60th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 60th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 60th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations in the indenture, which are described below under “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Consolidation, Mergers or Sales of Assets

Under the indenture, we will not be permitted to consolidate with or merge with or into (whether or not the company is the surviving person) any other entity and we will not be permitted to sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to any entity in a single transaction or series of related transactions, unless:

(1) either (A) we are the surviving entity or (B) the surviving entity (if other than us) is a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture, the due and punctual payment of the principal of, and interest on, all the notes and the performance and observance of every covenant of the indenture to be performed or observed on the part of the company;

(2) after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

(3) certain other conditions in the indenture are met.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the assets of one or more subsidiaries, the capital stock of which constitute all or substantially all the assets of the company, shall be deemed to be the transfer of all or substantially all the assets of the company.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a conveyance, transfer, lease or other disposition of less than all of our assets.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of the company, permitting each holder to require us to purchase the notes of such holder or to convert their notes each as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver

We and the trustee may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note, reduce the rate of interest on the note, or extend the time of payment of any installment of interest;

•	change the stated maturity of the note;

•	make the note payable in money or securities other than that stated in the note;

•	reduce the principal amount or fundamental change purchase price with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note in any material respect;

•	make any change that adversely affects the right to require us to purchase the note in any material respect;

•	change the provisions in the indenture that relate to modifying or amending the indenture or waiving any past defaults; or

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note.

Without providing notice to or obtaining the consent of any holder of notes, we and the trustee may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to provide for conversion rights of holders if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the indenture in the event of a merger, consolidation or transfer of assets;

•	to add guarantees with respect to the notes;

•	to increase the conversion rate in accordance with the terms of the notes;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with certain restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default or event of default under the indenture and its consequences, except a default or event of default in the payment of any amount due, or in the obligation to deliver amounts due upon conversion, with respect to any note, or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all amounts due under the outstanding notes and paying all other sums payable under the indenture.

Reports

We are required to file with the trustee, within 15 days after filing the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file all reports, if any, as may be required by the provisions of Section 314(a) of the Trust Indenture Act with the trustee.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee upon the trustee’s request and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

The Bank of New York Trust Company, N.A. is the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book-Entry Form

We initially issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC and the applicable procedures of its participants and indirect participants.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise take such action upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant has or participants have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which have been publicly filed with the SEC, and by the provisions of applicable Delaware law. See “Where You Can Find More Information.”

Our authorized capital stock consists of:

•	100,000,000 shares of common stock, $1.00 par value; and

•	15,000,000 shares of Class B Preferred Stock, $1.00 par value

Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Class B Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue Class B Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of Class B Preferred Stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effect might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by stockholders.

No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is National City Bank.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) ANY SUCH DISCUSSION IS BEING USED TO SUPPORT THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following represents the opinion of Schiff Hardin LLP and is a summary of certain material U.S. federal income and, in the case of non-U.S. holders (as defined below), certain material estate tax considerations of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions currently in effect, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a capital asset (that is, for investment purposes). This summary does not address all aspects of U.S. federal income taxes and does not deal with tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	gift or, except as discussed below for non-U.S. holders, estate tax consequences, if any.

If a partnership (as determined for U.S. federal income tax purposes) holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or

•	a trust if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, as determined for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Interest

Interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Interest

We may be required to pay additional interest to a U.S. holder in certain circumstances relating to the inability of the selling securityholders to use this prospectus. We believe (and the rest of this discussion assumes) there is only a remote possibility that we will be obligated to make any such additional payments of interest on the notes, and the notes therefore will not be treated as contingent payment debt instruments. Assuming our position is respected, any such additional interest would generally be taxable to a U.S. holder as ordinary income at the time such payments are received or accrued, in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Our determination that the notes are not contingent payment debt instruments is not binding on the Internal Revenue Service (the “IRS”). If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income (rather than capital gain) gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of realized gain upon a conversion of notes as a taxable event. Our determination that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury regulations.

Market Discount

If a U.S. holder acquires a note at a cost less than the stated redemption price at maturity of the note, the amount of such difference is treated as market discount, unless such difference is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the date of acquisition to maturity of the note. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note or, at the U.S. holder’s election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may not be revoked.

A U.S. holder may elect to include market discount in income over the remaining term of the note. Once made, this election applies to all market discount obligations acquired by such U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder acquires a note at a market discount and does not elect to include accrued market discount in income over the remaining term of the note, such U.S. holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

If a U.S. holder acquires a note at a market discount, such U.S. holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note. If a U.S. holder disposes of a note with market discount in an otherwise non-taxable transaction, such U.S. holder may be required to include accrued market discount in income as ordinary income as if such U.S. holder had sold the note at its then fair market value.

Amortizable Bond Premium

If a U.S. holder acquires a note at a cost greater than the sum of all amounts payable on the note after the acquisition date, other than payments of qualified stated interest, such U.S. holder generally will be considered to have acquired the note with amortizable bond premium, except to the extent such excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.

A U.S. holder generally may elect to amortize bond premium from the acquisition date to the note’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by such U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “Consequences to U.S. Holders — Conversion of Notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses is subject to certain limitations.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for a note upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the note in a taxable disposition (as described above under “Consequences to U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into a combination of cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization.  If a combination of cash and common stock is received by a U.S. holder upon conversion of a note, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a “recapitalization” for such purposes. In such case, gain, but not loss, would be recognized in an amount equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as such, and cash in lieu of a fractional share) over a U.S. holder’s tax basis in the note (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder would receive for the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the note, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

Alternative Treatment as Part Conversion and Part Redemption.  If the above-discussed conversion of a note into a combination of cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above (or, in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share). The common stock received on such a conversion would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion (except any common stock received with respect to accrued interest) would include the holding period for the notes so converted.

Distributions on Common Stock

Distributions, if any, made on our common stock generally will be included in the income of a U.S. holder of our common stock as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by certain non-corporate U.S. holders (including individuals), for taxable years beginning before January l, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and possibly adjustments in connection with a fundamental change) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend that is deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received. Because a constructive dividend that is deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible Effect of the Change in Conversion Consideration After a Business Combination

In the event that we undergo a business combination as described under “Description of Notes — Conversion Rights — Conversion Procedures,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and a modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder, unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to make required certifications and provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided required information is furnished timely to the IRS.

Consequences to Non-U.S. Holders

Interest

The 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(1) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or other applicable form) or (2) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

If we fail to register the notes as agreed, payments of additional interest may be subject to U.S. withholding tax. We intend to withhold tax at a rate of 30% on any payment of such additional interest made to a non-U.S. holder unless we receive certain certifications from the non-U.S. holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, or that such payments are effectively connected with such holder’s conduct of a trade or business in the United States, each as described above. If we withhold tax from any payment of additional interest made to a non-U.S. holder and such payment were determined not to be subject to U.S. federal tax, a non-U.S. holder would be entitled to a refund of any tax withheld.

Dividends and Constructive Distributions

Any dividends paid to a non-U.S. holder with respect to the shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, as discussed above under the heading “Consequences to U.S. Holders — Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Certain Redemptions, Conversion or Other Taxable Dispositions of Notes or Shares of Common Stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or our common stock (as well as upon the conversion of a note into cash or into a combination of cash and common stock) will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment or fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, generally in the same manner as if you were a U.S. holder. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock (which gain may be offset by U.S. source capital losses), even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain generally in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, redemption, conversion or other taxable disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to Non-U.S. Holders — Interest.” We believe that we are not and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes.

U.S. Federal Estate Tax

The estate of a non-U.S. holder will not be subject to U.S. federal estate tax on the notes beneficially owned by the non-U.S. holder at the time of his or her death provided that:

•	any interest payments to the non-U.S. holder on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described in “Consequences to Non-U.S. Holders — Interest,” without regard to the certification requirements described in the last bullet point; and

•	interest on the notes would not have been, if received at the time of the non-U.S. holder’s death, effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

The estate of a non-U.S. holder will be subject to U.S. federal estate tax on common stock beneficially owned by the non-U.S. holder at his or her death, unless an applicable estate tax treaty provides otherwise. Estates of decedents who are not citizens or residents of the United States (as defined for

U.S. federal estate tax purposes) are generally allowed a statutory credit that has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest or dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Interest” has been received (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the United States or conducted through certain U.S-related financial intermediaries, unless the statement described above has been received (and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

SELLING SECURITYHOLDERS

The Notes were originally issued by us to Merrill Lynch, Banc of America Securities LLC, JPMorgan and Wachovia Securities, as initial purchasers, in a transaction exempt from the registration requirements of the Securities Act and were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The following table sets forth information as of May 15, 2007, with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Accordingly, no estimate can be given as to the amount of the notes or common stock that will be held by the selling security holder upon termination of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided us the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus when and if necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment in certain circumstances.

	Principal Amount of
	Notes Beneficially	Number of Shares of Common Stock
Name	Owned and Offered	Beneficially Owned(1)	Offered(2)
ACE Tempest Reinsurance Ltd.(6)	$1,065,000	16,776	16,776
Alcon Laboratories(7)	316,000	4,977	4,977
Alexandra Global Master Fund Ltd.(8)	15,000,000	236,295	236,295
Allstate Insurance Company(4)	2,600,000	87,857	40,957
Attorney’s Title Insurance Fund	100,000	1,575	1,575
Bancroft Fund Ltd.	1,000,000	15,753	15,753
Boilermakers Blacksmith Pension Trust	1,425,000	22,448	22,448
British Virgin Islands Social Security Board(7)	105,000	1,654	1,654
Calamos Convertible Fund — Calamos Investment Trust(9)	2,500,000	39,382	39,382
Calamos Market Neutral Income Fund — Calamos Investment Trust(9)	5,000,000	78,765	78,765
Canadian Imperial Holdings Inc.(4)(10)	10,000,000	157,530	157,530
CC Arbitrage, Ltd.(4)(11)	500,000	7,876	7,876
Chrysler Corporation Master Retirement Trust(6)	4,295,000	67,659	67,659
Citadel Equity Fund Ltd.(4)(12)	5,500,000	86,641	86,641
City University of New York(7)	91,000	1,433	1,433
CNH CA Master Account, LP (13)	2,500,000	39,382	39,382
Continental Assurance Company on behalf of its Separate Account(E)(4)	300,000	4,725	4,725
DBAG London(4)	6,846,000	107,845	107,845
Delaware Public Employees Retirement System(6)	3,005,000	47,337	47,337
Delta Air Lines Master Trust — CV(6)	1,110,000	17,485	17,485
Delta Pilots Disability & Survivorship Trust — CV(6)	635,000	10,003	10,003

	Principal Amount of
	Notes Beneficially	Number of Shares of Common Stock
Name	Owned and Offered	Beneficially Owned(1)	Offered(2)
Ellsworth Fund Ltd.	1,000,000	15,753	15,753
Family Service Life Insurance Company(4)(14)	100,000	1,575	1,575
F.M. Kirby Foundation, Inc.(6)	745,000	11,735	11,735
Fore Convertible Master Fund, Ltd. (15)	3,692,000	58,160	58,160
Fore ERISA Fund, Ltd. (15)	303,000	4,773	4,773
FPL Group Employees Pension Plan	695,000	10,948	10,948
Froley Revy Alternative Strategies	500,000	7,876	7,876
GLG Market Neutral Fund (16)	7,000,000	110,271	110,271
GMIMCO Trust(7)	795,000	12,523	12,523
Grace Convertible Arbitrage Fund, Ltd. (17)	2,500,000	39,382	39,382
Grady Hospital Foundation(7)	87,000	1,370	1,370
Guardian Life Insurance Company(4)(14)	2,500,000	39,382	39,382
Guardian Pension Trust(4)(14)	400,000	6,301	6,301
Highbridge Convertible Arbitrage Master Fund LP (18)	7,340,000	115,627	115,627
Highbridge International LLC (19)	24,660,000	388,468	388,468
Independence Blue Cross(7)	465,000	7,325	7,325
ING Pioneer High Yield Portfolio (20)	600,000	9,451	9,451
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund (21)	700,000	24,737	11,027
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(6)	520,000	8,191	8,191
International Truck & Engine Corporation Retiree Health Benefit Trust(6)	310,000	4,883	4,883
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(6)	285,000	4,489	4,489
LDG Limited (22)	481,000	7,577	7,577
Lydian Global Opportunities Master Fund L.T.D. (23)	8,000,000	352,029	126,024
Lydian Overseas Partners Master Fund L.T.D. (23)	42,500,000	1,159,179	669,502
McMahan Securities Co., LP(3)(24)	2,500,000	39,382	39,382
Microsoft Capital Group, LP(6)	535,000	8,427	8,427
Morgan Stanley Convertible Securities Trust(3)	1,050,000	16,540	16,540
Morley AISF Convertible Bond Arbitrage Fund (25)	1,500,000	23,629	23,629
National Railroad Retirement Investment Trust(6)	2,570,000	40,485	40,485
Occidental Petroleum Corp.(7)	210,000	3,308	3,308
OCM Convertible Trust(4)(6)	1,700,000	26,780	26,780
OCM Global Convertible Securities Fund(4)(6)	600,000	9,451	9,451
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund (26)	1,000,000	35,340	15,753
Partner Reinsurance Company Ltd.(6)	915,000	14,413	14,413
PIMCO Convertible Fund (27)	250,000	3,938	3,938
Pioneer Funds — US Corp HY Bond (20)	1,000,000	15,753	15,753
Pioneer High Yield Fund (20)	3,250,000	51,197	51,197
Pioneer High Yield VCT Portfolio (20)	250,000	3,938	3,938

	Principal Amount of
	Notes Beneficially	Number of Shares of Common Stock
Name	Owned and Offered	Beneficially Owned(1)	Offered(2)
The Police and Fire Retirement System of the City of Detroit(7)	342,000	5,387	5,387
Pro Mutual(7)	575,000	9,057	9,057
Quattro Fund Ltd. (28)	7,600,000	268,583	119,722
Quattro Multistrategy Masterfund LP (28)	700,000	24,737	11,027
Qwest Occupational Health Trust(6)	365,000	5,749	5,749
Qwest Pension Trust(6)	1,995,000	31,427	31,427
San Francisco City & County ERS(7)	900,000	14,177	14,177
Steelhead Pathfinder Master L.P. (29)	200,000	3,150	3,150
SuttonBrook Capital Portfolio LP (30)	50,000,000	787,650	787,650
Tewksbury Investment Fund Ltd.	500,000	7,876	7,876
TQA Master Fund, Ltd. (31)	3,080,000	48,519	48,519
TQA Master Plus Fund, Ltd. (31)	1,766,000	27,819	27,819
The Travelers Indemnity Company(6)	2,140,000	33,711	33,711
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.(6)	460,000	7,246	7,246
Trustmark Insurance Company(7)	219,000	3,449	3,449
UBS Securities, LLC(3)	$1,500,000	99,461	23,629
UnumProvident Corporation(6)	835,000	13,153	13,153
Vanguard Convertible Securities Fund, Inc.(6)	8,455,000	133,191	133,191
Van Kampen Harbor Fund(3)	1,950,000	30,718	30,718
Vicis Capital Master Fund(3)(32)	12,000,000	189,036	189,036
Virginia Retirement System(6)	5,370,000	84,593	84,593
Wachovia Capital Markets LLC(3)	800,000	12,602	12,602
Zurich Institutional Benchmarks Master Fund, Ltd. (31)	1,173,000	18,478	18,478

Total(5)	$290,326,000	5,607,753	4,573,471

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 15.753 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 15.753 shares of our common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	Certain of the selling securityholders may have transferred the notes pursuant to Rule 144A or otherwise reduced their position prior to the date of this prospectus.

(6)	Oaktree Capital Management LLC (“Oaktree”) is the investment manager of each selling securityholder with respect to the aggregate principal amount of registrable securities listed. It does not own any equity interest in the amount of registrable securities listed but has voting power and investment control over the aggregate principal amount of registrable securities. Lawrence Keele is a principal of Oaktree and is the portfolio manager. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the registrable securities held by all selling securityholders, except for their pecuniary interest therein. Oaktree is an affiliate of a broker-dealer.

(7)	The voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Tracy V. Maitland, in his capacity as the President and Chief Investment Officer of Advent Capital Management, LLC.

(8)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Mikhail Filimonov, in his capacity as CEO of Alexandra Investment Management, LLC.

(9)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Nick Calamos, in his capacity as Chief Investment Officer of Calamos Advisors LLC.

(10)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Messrs. Joseph Venn and Sybi Czeneszew in their capacity as Directors, and Andrew Henry in his capacity as Managing Director, of Canadian Imperial Holdings Inc.

(11)	As investment manager under a management agreement, Castle Creek Arbitrage LLC, may exercise investment control with respect to the securities owned by CC Arbitrage, Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such securities. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the securities owned by CC Arbitrage Ltd.

(12)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(13)	CNH Partners, LLC is Investment Advisor of the selling securityholder and has sole voting power and investment control over the registrable securities. Investment principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(14)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by John B. Murphy, in his capacity as Managing Director of Guardian Life Insurance Co.

(15)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Matthew Li, in his capacity as the CEO of Fore Research & Management, LP, which manages both funds.

(16)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English Limited Partnership, acts as the investment manager of the fund and has voting power and investment control over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting power and investment control over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the Fund, except for their pecuniary interest therein.

(17)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Michael Brailov, in his capacity as Managing Member of Grace Convertible Arbitrage Fund, Ltd.

(18)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, LP. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, LP. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, LP.

(19)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(20)	Pioneer Investment Management, Inc. (“PIM”), the securityholder’s investment advisor, has or shares voting and dispositive power with respect to the registrable securities. PIM is a privately held company, the sole shareholder of which is Pioneer Investment Management USA Inc. (“PIMUSA”). The sole shareholder of PIMUSA is a private Italian company called Pioneer Global Asset Management S.p.A. (“PGAM”). The parent company of PGAM is UniCredito Italiano S.p.A., a publicly traded Italian bank.

(21)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Gary Crowder.

(22)	TQA Investors LLC has sole investment power and shared voting power. Its members are: Paul Bucci, Darren Langis, Andrew Anderson and Steven Potamis.

(23)	This securityholder has advised us that voting and investment control with respect to the notes and common stock held by this securityholder are exercised by David Friezo, Managing Partner of Lydian Asset Management, which is the portfolio manager of both Lydian Global Opportunities Master Fund L.T.D. and Lydian Overseas Partners Master Fund L.T.D.

(24)	This securityholder has advised us that Ronald Fertig, Jay Glassman, Joseph Dwyer, D. Bruce McMahan, Norman Ziegler, Joe Castro, Pat Ransom and Alan Streiter, in their capacity as members of the Executive Committee of McMahan Securities Co., LP, have voting and investment power over these securities.

(25)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by David Clott.

(26)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Mark Rowe, Felix Haldner, Michael Fitchet and Denis O’Malley.

(27)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Mark Hudoff, in his capacity as the Portfolio Manager of the fund.

(28)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Andrew Kaplan, Brian Swain and Louis Napoli.

(29)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by J. Michael Johnston and Brian K. Klein, in their capacity as the managing members of Steelhead Partners, LLC.

(30)	SuttonBrook Capital Management LP is the investment manager of SuttonBrook Capital Portfolio LP and John London and Steven M. Weinstein are the natural people with voting power and investment control over SuttonBrook Capital Management LP.

(31)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by TQA Investors, LLC, through Robert Butman, in his capacity as CEO of TQA Investors, LLC, and through the following Members of TQA Investors, LLC: John Idone, Paul Bucci, George Esser, Bartholomew Tesoriero, DJ Langis and Andrew Anderson.

(32)	This securityholder has advised us that voting power and investment control with respect to the notes and common stock held by this securityholder are exercised by Shad Stastney, John Succo and Sky Lucas.

Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. Assuming that at the end of the offering all notes listed above are sold, none of the selling securityholders listed above will own 1% or more of our outstanding common stock after this offering except Lydian Overseas Partners Master Fund L.T.D.

Selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act. To our knowledge, no selling securityholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

PLAN OF DISTRIBUTION

The notes and common stock issuable upon conversion of the notes may be sold from time to time directly by the selling securityholders or alternatively, through underwriters, broker-dealers or agents. If the notes and common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the applicable selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions and their professional fees. Such notes and common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market. Each selling securityholder may pledge or grant a security interest in some or all of the notes and common stock issuable upon conversion of the notes owned by it, and if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the notes from time to time pursuant to this prospectus. Each selling securityholder also may transfer and donate notes in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling securityholder for purposes of this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or common stock issuable upon conversion of the notes offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders, together with their agents from time to time, reserves the right to accept and to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “AXE.” We have no plans to list the notes on a securities exchange and can give no assurance about the development of any trading market for the notes. See “Risk Factors — Risks Related to the Notes — An active trading market for the notes may not develop.”

In order to comply with the securities laws of some states, if applicable, the notes and common stock issuable upon conversion of the notes may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock issuable upon conversion of their notes under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock issuable upon conversion of the notes.

Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until February 16, 2009 or until the earlier of:

•	the sale pursuant to the shelf registration statement of all of the notes and shares of common stock issuable upon conversion of the notes, and

•	the date when the holders, other than the holders that are our “affiliates,” of the notes and the common stock issuable upon conversion of the notes are able to sell or transfer all such securities immediately without restriction pursuant to Rule 144 under the Securities Act or any successor rule thereto or otherwise.

Our obligation to keep the registration statement to which this prospectus relates available for use is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the notes and shares of common stock pursuant to the registration statement to which this prospectus relates. We may suspend the use of this prospectus because of valid business reasons, including without limitation proposed or pending corporate developments, filings with the SEC and similar events, for a period not to exceed 30 days in any three-month period or an aggregate of 90 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

LEGAL MATTERS

Certain legal matters relating to the validity of the notes and the common shares to be issued upon conversion of the notes were passed upon for us by Schiff Hardin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Anixter International Inc. appearing in Anixter International Inc.’s Annual Report (Form 10-K) for the year ended December 29, 2006 and Anixter International Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 29, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the SEC in connection with this offering. This prospectus is part of the registration statement and does not contain all of the information contained in the registration statement and all of the exhibits filed with the registration statement. For further information about us, the notes and the common stock, please see the registration statement and the exhibits filed with the registration statement. Summaries in this prospectus of the contents of any agreement or other document filed as an exhibit to this registration statement are not necessarily complete. In each instance, please refer to the copy of the agreement or other document filed as an exhibit to the registration statement.

We have filed and will file reports and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy this information at the following SEC public reference room:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of this information by mail from the public reference room at the above address, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the public reference room.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Anixter, who file electronically with the SEC. The address of that site is www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. We consider the information incorporated by reference to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below.

•	Our annual report on Form 10-K for the fiscal year ended December 29, 2006.

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2007.

•	Our current reports on Form 8-K filed on January 4, 2007, February 12, 2007, February 13, 2007, February 16, 2007 and April 23, 2007.

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 29, 1969, and any amendment or report filed for the purpose of updating such description.

All documents filed by us with the SEC under Sections 13(a), 14 and 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes under this document (other than current reports furnished under Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Anixter International Inc.
2301 Patriot Blvd.
Glenview, Illinois 60026
Attention: Treasurer
Telephone: 224-521-8000

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

$300,000,000

Anixter International Inc.

1% Senior Convertible Notes due 2013

PROSPECTUS

May 16, 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$9,210
Rating agency fees	155,900
Accounting fees and expenses	50,000
Legal fees and expenses	50,000
Printing and engraving	15,000
Miscellaneous	4,890

Total	285,000

Item 15.	Indemnification of Directors and Officers

Article Ninth of our Restated Certificate of Incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the director derived an improper personal benefit.

Article IX of our By-laws provides that we will indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (meaning one brought by or on behalf of the corporation), indemnification may be made only for expenses (including attorney’s fees), actually and reasonably incurred by such person in connection with the defense or settlement of such an action or suit, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine, upon application, that such person is fairly and reasonably entitled to indemnity for such expenses, despite such adjudication of liability but in view of all the circumstances in the case.

Our By-laws also permit us to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, regardless of whether the By-laws would permit indemnification. We currently maintain such liability insurance for our officers and directors.

We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Restated Certificate of Incorporation and Bylaws.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title

3.1	Restated Certificate of Incorporation of Anixter International Inc., filed with Secretary of the State of Delaware on September 29, 1987 and Certificate of Amendment thereof, filed with the Secretary of State of Delaware on August 31, 1995, incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 1995.
3.2	By-laws of Anixter International Inc. as amended through November 21, 2002, incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended January 3, 2003.
4.1	Indenture related to the 1% Senior Convertible Notes due 2013, dated as of February 16, 2007, between Anixter International Inc. and The Bank of New York Trust Company, N.A., as trustee (including form of 1% Senior Convertible Note due 2013), incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed February 16, 2007.
4.2	Registration Rights Agreement, dated as of February 16, 2007, by and between Anixter International Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for itself and as representative of the Initial Purchasers, incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed February 16, 2007.
5.1	Opinion of Schiff Hardin LLP.*
8.1	Opinion of Schiff Hardin LLP as to U.S. federal income tax considerations (included in Exhibit 5.1).
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of Ernst & Young LLP, independent auditors.*
23.2	Consent of Schiff Hardin LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature pages).
25.1	Statement of Eligibility of Trustee on Form T-1.*

*	Filed herewith

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) (§ 230.415(a)(1)(i), (vii) or (x) of this chapter) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Glenview, State of Illinois, on this 15th day of May, 2007.

ANIXTER INTERNATIONAL INC.
(REGISTRANT)

By:	/s/ DENNIS J. LETHAM
Dennis J. Letham
Senior Vice President — Finance
and Chief Financial Officer

Each person whose signature appears below appoints Dennis J. Letham, Terrance A. Faber, John A. Dul or Rodney A. Shoemaker or any one of them as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any pre-effective or post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT W. GRUBBS Robert W. Grubbs	Chief Executive Officer, President (Principal Executive Officer) and Director	May 15, 2007

/s/ DENNIS J. LETHAM Dennis J. Letham	Senior Vice President — Finance (Principal Financial Officer) and Chief Financial Officer	May 15, 2007

/s/ TERRANCE A. FABER Terrance A. Faber	Vice President — Controller (Principal Accounting Officer)	May 15, 2007

/s/ LORD JAMES BLYTH Lord James Blyth	Director	May 15, 2007

/s/ LINDA WALKER BYNOE Linda Walker Bynoe	Director	May 15, 2007

/s/ ROBERT L. CRANDALL Robert L. Crandall	Director	May 15, 2007

Signature	Title	Date

/s/ F. PHILIP HANDY F. Philip Handy	Director	May 15, 2007

/s/ MELVYN N. KLEIN Melvyn N. Klein	Director	May 15, 2007

/s/ GEORGE MUÑOZ George Muñoz	Director	May 15, 2007

/s/ STUART M. SLOAN Stuart M. Sloan	Director	May 15, 2007

/s/ THOMAS C. THEOBALD Thomas C. Theobald	Director	May 15, 2007

/s/ MATTHEW ZELL Matthew Zell	Director	May 15, 2007

/s/ SAMUEL ZELL Samuel Zell	Director	May 15, 2007

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

3.1	Restated Certificate of Incorporation of Anixter International Inc., filed with Secretary of the State of Delaware on September 29, 1987 and Certificate of Amendment thereof, filed with the Secretary of State of Delaware on August 31, 1995, incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 1995.
3.2	By-laws of Anixter International Inc. as amended through November 21, 2002, incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended January 3, 2003.
4.1	Indenture related to the 1% Senior Convertible Notes due 2013, dated as of February 16, 2007, between Anixter International Inc. and The Bank of New York Trust Company, N.A., as trustee (including form of 1% Senior Convertible Note due 2013), incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed February 16, 2007.
4.2	Registration Rights Agreement, dated as of February 16, 2007, by and between Anixter International Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for itself and as representative of the Initial Purchasers, incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed February 16, 2007.
5.1	Opinion of Schiff Hardin LLP.*
8.1	Opinion of Schiff Hardin LLP as to U.S. federal income tax considerations (included in Exhibit 5.1).
12.1	Computation of Ratio of Earnings to Fixed Charges.*
23.1	Consent of Ernst & Young LLP, independent auditors.*
23.2	Consent of Schiff Hardin LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature pages).
25.1	Statement of Eligibility of Trustee on Form T-1.*

* Filed herewith